EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Amounts in millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$1,536	$581	$2,382	$1,068

Basic shares
Weighted average common shares outstanding	399.0	391.5	398.3	390.5
Vested, unissued restricted stock	1.2	0.6	1.2	0.6
Deferred shares	1.7	1.8	1.7	1.7
Basic shares outstanding	401.9	393.9	401.2	392.8

Basic earnings per share
Income from continuing operations	$3.81	$1.48	$5.94	$2.73
Discontinued operations, net	0.01	—	—	(.01)
Basic earnings per common share	$3.82	$1.48	$5.94	$2.72

DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$1,536	$581	$2,382	$1,068

Diluted shares
Basic shares outstanding	401.9	393.9	401.2	392.8
Dilutive effect of exercise of options outstanding	4.5	3.9	4.7	4.1
Deferred, restricted stock	0.9	1.1	0.9	1.1
Diluted shares	407.3	398.9	406.8	398.0

Diluted earnings per share
Income from continuing operations	$3.77	$1.46	$5.86	$2.69
Discontinued operations, net	0.01	—	—	(.01)
Diluted earnings per common share	$3.78	$1.46	$5.86	$2.68